Exhibit 99.(a)(1)(W)

Exercise of Options Tendered for Offer to Amend

Suspended During Amendment Process

Re: Exercise Suspension for Options Tendered for Offer to Amend

Immediately upon expiration of the offer to amend discounted stock options, the exercise of ALL options from grants tendered will be suspended until the affected portion of each has been amended in our stock database. Employees will not be able to exercise any portion of these options until they receive notification from Shareholder Services that the amendment process has been completed AND the employee has accepted the amended stock option agreement that will be prepared for each amended grant. The reissuance process may take as long as 20 business days but Shareholder Services is working to keep the time required for processing to a minimum.

If you go into your E*TRADE account prior to completion of the amendment process either you will not see the affected option listed in your account (for affected options that have not been partially exercised) or the option will be shown without any exercisable shares (for affected options that were partially exercised).

Employees who participated in the tender offer will have an amended grant for the eligible portion of each of their eligible options. If any portion of an eligible option either vested prior to the end of 2004 or was exercised prior to the expiration of the offer to amend, you will retain your original grant number but the number of shares contained in that grant will be reduced to reflect only those shares not affected by 409A. The amended grant will appear in E*Trade once the amendment process has been completed.

Employees who tendered options for amendment will not be able to exercise any shares from those options until those grants have been split into the appropriate parts and amended grant agreements accepted. The prohibition on exercise includes the portion of an eligible option that was not subject to tax under Section 409A, but does not include any options not originally subject to the tender offer or ESPP shares.

Employees will receive an email from Shareholder Services as soon as the amendment process has been completed and the amended grants are available for acceptance and exercise.

We appreciate your patience as we complete the amendment process.

Shareholder Services

stock@synopsys.com